Exhibit 10.2

ASSIGNMENT AND AMENDMENT AGREEMENT

     This Assignment and Amendment Agreement (the “Agreement”) is entered into as of December 21, 2007, by and among Basin Water Resources, Inc., a Delaware corporation (“BWRI”), and Empire Water Corporation, a Nevada corporation (“Empire”), Indian Hills Water Conservation Corporation, a California corporation (“IHWCC”), West Riverside Canal Company, a California corporation (“West Riverside”), West Riverside 350 Inch Water Company, a California corporation (“350IWC,” and together with West Riverside, the “Water Companies”), Henry C. Cox II, an individual (“Cox”) and John L. West, an individual (“West,” and together with IHWCC and Cox, the “Seller Parties”). BWRI, Empire, the Water Companies and the Seller Parties are sometimes referred to herein individually as a “party” or together as the “parties”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in that certain Stock and Asset Purchase Agreement, dated as of May 10, 2007, by and among BWRI, on the one hand, and the Water Companies and the Seller Parties, on the other hand, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (as amended hereby, the “Purchase Agreement”).

R E C I T A L S

     A.      The Seller Parties own and operate a business that, among other things, appropriates, stores, supplies, distributes and sells water to certain customers in the Riverside and San Bernardino area of Southern California (the “Business”).

     B.      BWRI, the Water Companies and the Seller Parties previously entered into the Purchase Agreement, pursuant to which such parties intended that BWRI would acquire the Business by purchasing all of the Shares or Assets from the Seller Parties.

     C.      The parties now desire to modify the proposed transactions contemplated by the Purchase Agreement, as follows: (i) BWRI desires to sell, convey, transfer and assign to Empire all of its right, title, and interest in and to the Purchase Agreement, (ii) pursuant to Section 1.1(o) of the Purchase Agreement, Empire intends to make the Asset Purchase Election to acquire all of the Assets rather than the Shares, and (iii) the Seller Parties acknowledge that an affiliate of BWRI will sell to, and operate on behalf of, Empire, one 1,000 gpm nitrate regenerable water filtration system (the “System”) pursuant to that certain Agreement for the Purchase and Operation of Water Treatment Unit and Operation of Water Distribution System, by and between Basin Water Company, Inc. (“Basin”) and Empire, of even date herewith, attached hereto as Exhibit B and incorporated herein by reference (the “Unit Purchase Agreement”).

     D.      The Seller Parties desire to enter into this Agreement to (i) acknowledge and consent to the Assignment (as hereinafter defined) and the terms and provisions of the Unit Purchase Agreement, (ii) modify and amend certain provisions of the Purchase Agreement, and (iii) agree to take such further action as necessary to perfect Empire’s ownership of and title in the Assets, all as set forth hereinbelow.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

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ARTICLE 1
ASSIGNMENT; RELEASE

     1.1      Assignment; Assumption. Effective immediately prior to the Closing, BWRI hereby assigns all of its right, title and interest, and delegates all of its obligations and liabilities, in and to the Purchase Agreement to Empire, and Empire accepts such rights, title and interest, and fully assumes such obligations and liabilities, from BWRI (the “Assignment”). Although not required under the Purchase Agreement, the Seller Parties hereby consent to the Assignment, and acknowledge that all rights and obligations of BWRI as “Purchaser” under the Purchase Agreement shall automatically become the rights and obligations of Empire.

     1.2      Unit Purchase Agreement Revenues Excluded from Net Income Participation. The Seller Parties further confirm, acknowledge and consent to the terms and conditions of the Unit Purchase Agreement. The Seller Parties hereby acknowledge, agree and confirm that (i) all amounts paid to Basin, BWRI or their affiliates under the Unit Purchase Agreement (and any other agreement entered into pursuant to the Unit Purchase Agreement, including but not limited to any water services agreement), shall be deemed as expenses of the Business or Empire (or any successor entity), as the case may be, and shall be deducted from the calculation of Net Income subject to the Net Income Participation, all as set forth in the amendment to Section 1.5(d) of the Purchase Agreement pursuant to Section 2.5 hereinbelow. The Seller Parties further acknowledge, agree and confirm that they shall have no right, title or interest in or to any revenue or income of whatever nature received by BWRI, Basin or any of its or their affiliates relating to the Unit Purchase Agreement (and any other agreement entered into pursuant to the Unit Purchase Agreement, including but not limited to any water services agreement), and that all revenues or income received by BWRI, Basin or any of its or their affiliates shall not be added to the calculation of Net Income pursuant to Section 1.5 of the Purchase Agreement.

     1.3      Restatement of Representations and Warranties of the Seller Parties. The Seller Parties jointly and severally represent and warrant to Empire, on behalf of themselves and the Water Companies, that the representations and warranties and all statements related thereto contained in Section 2.1 of the Purchase Agreement are true, correct and complete as of the date hereof (or as of the Closing Date, where indicated), except as (i) specified in the corresponding paragraph of the disclosure schedules prepared by the Seller Parties accompanying the Purchase Agreement, and (ii) as set forth on Schedule 1.3 attached hereto and incorporated by reference.

     1.4      Asset Purchase Election. Pursuant to Section 1.1(o) of the Purchase Agreement, effective as of the effective date of the Assignment, Empire makes the Asset Purchase Election, and at the Closing, Empire shall purchase only those Assets determined by Empire to be necessary or desirable for the operation of the Business.

     1.5      Release.

          (a)      General Release.    As of the effective date of the Assignment, in consideration of the terms, provisions, covenants and agreements contained in this Agreement, the Seller Parties, on behalf of themselves and their respective predecessors, subsidiaries, partners, transferors, transferees, successors, assigns, attorneys, affiliates, officers, members,

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directors, employees, agents, representatives, administrators, heirs and shareholders, as applicable, and each of them, in any and all capacities, do hereby voluntarily, irrevocably, unconditionally and fully relieve, release and forever discharge BWRI and Basin, and their predecessors, subsidiaries, partners, transferors, transferees, successors, assigns, attorneys, affiliates, officers, directors, members, employees, agents, representatives, administrators, heirs and shareholders, as applicable, and each of them, of and from any and all past, present and future claims, rights, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, without limitation, attorney’s fees and costs), suits, damages, actions and causes of action, etc. of whatever kind or nature in any way based on, arising in whole or in part based on any facts, events or omissions occurring prior to the date hereof, including but not limited to claims asserted in or arising from or connected to the Purchase Agreement, however arising, whether at law or in equity, contingent, known or unknown, and past actions, omissions, obligations or duties of the other with respect thereto; provided that this release shall not extend to (i) claims arising out of this Agreement, or (ii) written representations or warranties made, or agreements entered into, by a party in connection with this Agreement. No part of this release shall release any rights or obligations of the parties created by this Agreement.

          (b)      Undiscovered Facts. The Seller Parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          (c)      Complete Agreement. The Seller Parties declare and represent that they intend the releases contained herein to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases, and regardless of the adequacy or inadequacy of the consideration, the Seller Parties intend the releases herein to be final and complete. The Seller Parties execute these releases with the full knowledge that these releases cover all possible claims between them and BWRI to date, to the fullest extent permitted by law.

          (d)      Section 1542 Waiver. In executing this Agreement, the Seller Parties and Empire represent and warrant to BWRI, that they do so with full knowledge of any and all rights that they may have and that they have received independent legal advice from their attorneys with respect thereto. The Seller Parties assume the risk of any mistake of fact and of any facts, which are unknown, to them. It is the intention of the Seller Parties, in executing this Agreement, that it shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to or inferred as released in this Agreement. In furtherance of this intention, each of the Seller Parties acknowledges that he or it is familiar with Section 1542 of the Civil Code of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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          (e)      Each of the Seller Parties agrees to waive and relinquish any rights and benefits which he or it has or may have under Section 1542 of the Civil Code of California, as well as any other statute, law, or rule of similar effect, in any jurisdiction, to the fullest extent that he or it may lawfully waive all such rights and benefits pertaining to each and every matter specifically or generally referred to as released in this Agreement. Each of the Seller Parties represents that he or it has received the advice of his or its respective legal counsel and understands and acknowledges the significance and consequence of this specific waiver of Section 1542.

           (f)      Covenant Not to Sue. In consideration of the terms, provisions, covenants and agreements contained in this Agreement, each of the Seller Parties covenants and agrees that he or it will forever refrain and forebear from bringing, commencing or prosecuting any action, lawsuit, claim or proceeding against BWRI or Basin, or any of BWRI’s or Basin’s predecessors, subsidiaries, partners, transferors, transferees, successors, assigns, attorneys, affiliates, officers, members, directors, employees, agents, representatives, administrators, heirs and shareholders, as applicable, based on, arising out of, or in connection with any claim released or discharged herein including, but not limited to, any claims which are or could have been pled to have arisen from or in connection with the Purchase Agreement.

ARTICLE 2
AMENDMENTS TO THE PURCHASE AGREEMENT

     2.1      Clause (i) of the first sentence of Section 1.3 of the Purchase Agreement is amended and restated in its entirety as follows:

     “(i) certain debt owed by IHWCC to Cox/West Properties pursuant to the long-term note set forth on Exhibit A attached hereto and incorporated by reference, in the approximate principal amount not to exceed Six Hundred Sixty-Three Thousand Dollars ($663,000), which debt Purchaser shall pay in full at the Closing (and the amount of which has been included in the calculation of the Purchase Price) (the “IHWCC Debt).”

     2.2      The last paragraph of Section 1.3 of the Purchase Agreement is amended by the addition of the following provision at the end of such paragraph:

     “Notwithstanding the foregoing, the agreement to pay the IHWCC Debt shall not create any obligations of the Purchaser to third parties, and Purchaser’s failure to pay the IHWCC Debt for any reason shall not give rise to any consequential damages or liabilities to third parties.”

     2.3      Section 1.4(a) of the Purchase Agreement is amended and restated in its entirety as follows:

     “(a) The parties acknowledge that, on the Closing Date and pursuant to the terms of this Agreement, Purchaser shall pay, to the party identified by the Seller Parties, and according to the payoff letter, a copy of which is attached hereto as Schedule 1.4(a) and incorporated by reference, the IHWCC Debt in full, and in connection therewith, Purchaser may apply the One Hundred Thousand Dollars ($100,000) refundable earnest money deposit made by Basin pursuant to that certain Letter of Intent, dated as of April 4, 2007, by and between Basin and the Seller Parties (the “Deposit”), toward payment of the IHWCC Debt.”

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     2.4      Section 1.4(b) of the Purchase Agreement is amended and restated in its entirety as follows:

     “(b) At the Closing, Purchaser pay, by wire transfer or cashier’s check, an amount equal to the sum of One Million Five Hundred Thousand Dollars ($1,500,000), less (i) the IHWCC Debt, and (ii) less any interest paid on the Deposit.”

     2.5      Section 1.5(a) of the Purchase Agreement is amended by the addition of the following provision following the last sentence of such section:

     “Notwithstanding the foregoing, the Seller Parties acknowledge and agree that Purchaser’s costs of conducting its Due Diligence prior to and following the Closing (defined in Section 3.1(d)) (including but not limited to legal, accounting, and surveying fees, environmental reviews, title reports, overhead, etc.) shall count, at Purchaser’s election, as either capital contributions in, or loans to, the Business, and shall be reflected in the calculation of Net Income Participation (defined below), as set forth on Schedule 1.5. ”

     2.6      Section 1.5(d) of the Purchase Agreement is amended by the addition of the following provision following clause (viii) of the first sentence of such section:

     “, and (ix) any and all amounts payable by Purchaser under that certain Purchase and Operation of Water Treatment Unit and Operation of a Water Treatment System, dated as of December 21, 2007, by and between Empire and Basin Water Company, Inc.”

     2.7      Section 1.8 of the Purchase Agreement is amended and restated in its entirety as follows:

     “The closing of the transactions contemplated by this Agreement (the “Closing”) shall use best efforts to cause the Closing to occur as soon as practicable, but in no event later than June 30, 2008, unless mutually agreed upon in writing by the parties, at the offices of Purchaser or its counsel, or such other place or time or on such other date as the parties may mutually agree upon in writing (the “Closing Date”).”

     2.8      Section 3.3(d) of the Purchase Agreement is amended and restated in its entirety as follows:

     “(d)      Indian Hills Golf Course. Following the Closing, Purchaser shall provide non-potable water to the “Indian Hills Golf Course” property, currently owned by Cox, West and their affiliates, as such property and the wells and pipelines attached thereto are described on Schedule 3.3(d) (“Indian Hills”), pursuant to the following terms:

          (i)      Provision of Indian Hills Water Quota. Purchaser shall provide Indian Hills, on an annual basis, with an amount of water sufficient for its needs, but not exceeding Five Hundred Five (505) acre feet, which the parties acknowledge is equal to one hundred twenty percent (120%) of the largest amount of water provided to Indian Hills by the Water Companies in any past year (the “Indian Hills Water Quota”); provided, that in no event shall Purchaser be required to provide Indian Hills with water in excess of the Indian Hills Water Quota at the Indian Hills Price (defined in clause (ii) below), or at any other price unless agreed to in writing

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by Purchaser;

          (ii)      Calculation of Indian Hills Price. For purposes of this Agreement, the term “Indian Hills Price” shall mean the actual energy and maintenance costs incurred by Purchaser in appropriating, storing, pumping and distributing, as the case may be, the water distributed to Indian Hills, plus an agreed upon amount necessary to maintain the wells and pipelines used in pumping water to Indian Hills, which shall be determined on a monthly basis. The following shall not be included in the calculation of the Indian Hills Price: (1) administrative or overhead costs incurred by Purchaser, and (2) any replenishment taxes or charges which may be imposed upon Purchaser as a result of increased pumping and usage by Purchaser; provided however, that any replenishment taxes or fees imposed on Purchaser as a result of historical pumping may be included in the calculation of the Indian Hills Price. Notwithstanding the foregoing, in the event that any Purchaser Affiliate is entitled to receive payment relating to a matter for which indemnification is available pursuant to Section 6.2, the Indian Hills Price shall be increased to $280 per acre foot, and the difference between the actual costs and $280 shall be applied toward any indemnification obligations until such time as the entire amount owed to the Purchaser Parties under Section 6.2 has been paid.

          (iii)      Purchaser’s Right to Discontinue Business.

               (a)      The Seller Parties acknowledge that nothing herein shall require Purchaser (or any subsequent purchaser of the Assets, Shares or Business) to continue the Business following the Closing. Upon sixty (60) days prior written notice to Indian Hills of its intent to cease providing the Indian Hills Water Quota, Purchaser shall have no further liability or other obligation to any of the Seller Parties (financial or otherwise) and any remaining principal and interest owed under Purchaser’s Promissory Note shall be terminated and cancelled in full; provided however that Purchaser shall be required to make available to Indian Hills, the wells and pipelines supplying water to the Indian Hills property (the “Necessary Equipment”) (but only to the minimum amount necessary to provide water to Indian Hills) as described on Schedule 3.3(d), in consideration of the full release of Purchaser from all liabilities or obligations to the Seller Parties relating to the Necessary Equipment (the “Equipment Purchase Consideration”), and Indian Hills shall be entitled to continue to extract the Indian Hills Water Quota.

               (b)      If Purchaser fails to provide for sixty (60) continuous days, at least ninety percent (90%) of the Indian Hills Water Quota to Indian Hills pursuant to the terms of this Section 3.3(d), and such failure is not the result of (i) an Event of Force Majeure (defined below), or (ii) actions or omissions by Indian Hills or its agents, representatives or contractors, and such default in not commenced to be cured by Purchaser, using commercially reasonable efforts, after five (5) days written notice from Indian Hills or its representative, the Seller Parties shall have the right to repurchase the Necessary Equipment, for a purchase price equal to the Equipment Purchase Consideration. For purposes of this Agreement, an “Event of Force Majeure” means any cause or event which is beyond the reasonable control of Purchaser, and which renders Purchaser’s performance of this Section 3.3(d) either impossible or commercially impracticable, including, without limitation, inclement weather, drought, flood, earthquake, storm, fire, lightning, work stoppages, natural calamities, national emergencies, declarations of war, riot, civil disturbance, sabotage, terrorism, explosions, acts of God, acts of any

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governmental body and/or agency having jurisdiction over Purchaser or the Business, (including but not limited to the relevant watermaster), and any federal, state, and/or local laws, rules, regulations, orders, ordinances, acts, or mandates which would prohibit or restrict Purchaser from complying with this Section 3.3(d) .

          (iv)      The obligation to deliver water to Indian Hills pursuant to the terms of this Section 3.3(d) shall be considered superior to all existing and future obligations of 350IWC to provide non-potable water from its current sources.

          (v)       Purchaser’s obligation to provide the Indian Hills Water Quota at the Indian Hills Price pursuant to this Section 3.3(d) shall transfer, at the option of Cox and West, in the event that Indian Hills is sold or if Cox and West sell their interests in the entity owning Indian Hills.

          (vi)      Notwithstanding the foregoing, the Seller Parties acknowledge and agree that Indian Hills shall not sell, re-sell, or otherwise transfer any water to any third party, with the exception of transfers of quantities of water contained in the amount specified in Section 3.3(d) above to Villa De Anza and John West.”

     2.9        Section 3.3(f) of the Purchase Agreement is amended and restated in its entirety as follows: “Deleted.”

     2.10      Sections 5.1(h) and 5.1(l) of the Purchase Agreement are each amended and restated in their entirety as follows: “Deleted.”

     2.11      Section 5.1(i) of the Purchase Agreement is amended and restated in its entirety as follows:

     “Purchaser shall have completed, to its satisfaction, its Due Diligence review of IHWCC and the Water Companies, the Business, the Assets (including, without limitation, the Birtcher Easement, the Water Rights, and Permits), and Purchaser and its board of directors must be satisfied that the scope and results of such Due Diligence (taking into account, among other things, the anticipated costs of operating the Water Companies in the future in the manner intended by Purchaser, as well as all known, contingent and potential unknown liabilities, including without limitation, all environmental risks, litigation and threatened litigation affecting IHWCC or the Water Companies), are such that Purchaser, in its sole and absolute discretion, determines that the consummation of the transactions contemplated herein are in its and its stockholders best interests.”

     2.12      Section 5.1 of the Purchase Agreement is amended with the addition of the following provision following clause (n) thereof:

     “(o) The First Closing (as defined in that certain Stock Purchase Agreement, dated as of December 21, 2007, by and between Empire and Purchaser) shall have occurred.”

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     2.13      Section 5.1(h) of the Purchase Agreement (Environmental Review) is hereby deleted.

     2.14      Section 5.1(l) of the Purchase Agreement (Title Insurance) is hereby deleted.

     2.15      Section 5.1(m) of the Purchase Agreement (Real Property) is hereby deleted.

     2.16      Section 5.1(n)(xi) of the Purchase Agreement (Opinion of Counsel) is hereby deleted.

     2.17      Section 5.2(e)(v) of the Purchase Agreement (Purchaser’s Promissory Note) is hereby deleted.

     2.18      Section 6.2(a) of the Purchase Agreement is amended and restated in its entirety as follows:

     “(a) Seller Parties’ Indemnification. The Seller Parties jointly and severally agree to indemnify, defend and hold harmless Purchaser and its successors, assigns and affiliates and present and future directors or managers, officers, guarantors, agents and employees (collectively, the “Purchaser Affiliates”) against and from, all claims, losses, deficiencies, liabilities, costs, damages and expenses, including, but not limited to, reasonable legal fees and costs of litigation resulting from, relating to, or arising out of (i) a breach of any representation or warranty made by the Seller Parties pursuant to this Agreement or any Transaction Document, (ii) a breach of any covenant or other agreement made by or to be performed by the Seller Parties pursuant to this Agreement or any Transaction Document, (iii) the Excluded Liabilities, (iv) any third party claims related to Purchaser’s payment of any portion of the Purchase Price or proceeds from the Net Income Participation, to a party identified by any Seller Party as the recipient of such payments, or (v) any claim arising out the ownership or operation of the Assets prior to the Closing.”

     2.19      Section 6.2(d) of the Purchase Agreement is amended and restated in its entirety as follows:

     “(d)      Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any Indemnified Party may have for breach of representation, warranty or covenant of the Indemnifying Party or the transactions contemplated by this Agreement. The Seller Parties acknowledge and agree that in the event of a claim for which indemnification is available under Section 6.2(a), Purchaser shall be entitled to offset payments that would otherwise be owed pursuant to the Net Income Participation or otherwise pursuant to this Agreement.”

     2.20      The name, address and counsel of and to the Purchaser set forth in Section 7.4 of the Purchase Agreement are amended as follows:

“If to Purchaser:	Empire Water Corporation
500-666 Burrard Street
Vancouver, BC V6C 3P6
Telephone: (604) 897-4263

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Facsimile: _______________

With a required copy to:	Conrad C. Lysiak, Esq.
601 West First Avenue
Suite 903
Spokane, WA 99201
Telephone: (509) 624-1475
Facsimile: _______________”

With a further required	Weston Benshoof Rochefort
copy to:	Rubalcava MacCuish LLP
333 South Hope Street, Sixteenth Floor
Los Angeles, California 90071
Telephone: (213) 576-1000
Facsimile: (213) 576-1100
Attn: Thomas Wingard, Esq.

     2.21      The last sentence in Section 7.15 of the Purchase Agreement is amended and restated in its entirety by the following:

     “Further, the Seller Parties shall cooperate with Purchaser, for a period not less than five (5) years from the Closing, in any reasonable arrangement designed by Purchaser, to provide Purchaser with all of the rights, title, and benefits of possession of the Assets, including without limitation, the Real Property and the Water Rights. In connection with the foregoing, the Seller Parties expressly agree to (i) cooperate with and reasonably assist Purchaser in filing that certain 1918 grant deed describing the Canal in the name of Purchaser or its designee in the Riverside and San Bernardino County Recorder’s Offices, as applicable (ii) take such action and make such filings in the Riverside and San Bernardino County Recorder’s Offices, as applicable, as necessary to assist Purchaser or its designee in perfecting Purchaser’s or its designee’s title to the Real Property, (iii) participate, to the extent deemed by Purchaser necessary, appropriate or desirable, in any (x) quiet title or other action to convey title to Purchaser or its designee, of all of the Assets, including but not limited to the Real Property and Water Rights, and (y) action, hearing or proceeding brought before any regulatory agency regarding the Water Rights.” Except for matters pursuant to which the Seller Parties are required to indemnify Purchaser pursuant to the indemnification provisions set forth in Article 6 or otherwise in this Agreement, the foregoing obligations of the Seller Parties’ set forth in this Section 7.15 shall not require the Seller Parties to incur out of pocket expenses (other than administrative, overhead, travel and lodging, etc.), nor shall the Seller Parties be reimbursed for the cost of their or their affiliates time spent on such matters.

     Except as specifically set forth in Article 2 of this Agreement, all other terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect.

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ARTICLE 3
GENERAL PROVISIONS

     3.1      Confidentiality.

          (a)      Each of the Seller Parties covenants and agrees that such party shall not, directly or indirectly, and shall use its best efforts to ensure that any of its directors, officers, shareholders, employees, representative, agents, affiliates and any other persons acting on such party’s behalf, do not, without the prior written consent of Empire, disclose, use, exploit, furnish or make accessible to anyone or any other entity, the existence of this Agreement, the terms and conditions hereof and the identity of Empire. The terms of this Section 3.1 shall survive any termination of the Agreement.

          (b)      The Seller Parties acknowledge and agree that, if in the good faith opinion of BWRI’s or Empire’s securities or corporate counsel, that, for purposes of United States federal and state securities laws with respect to BWRI or Empire or their respective securities, it is necessary to disclose this Agreement, the Purchase Agreement or the Unit Purchase Agreement, BWRI or Empire may, without the consent of the Seller Parties, disclose the terms of this Agreement, the Purchase Agreement or the Unit Purchase Agreement, as the case may be, pursuant to the issuance of a press release or the filing with the Securities Exchange Commission of a Form 8-K under the Securities Exchange Act of 1934, as amended. The Seller Parties further acknowledge and agree that Empire shall be entitled to seek investors or joint venture partners (each, a “Prospective Partner”), and as such, Empire shall be entitled to divulge to such Prospective Partners, the terms of this Agreement, the Purchase Agreement and the Unit Purchase Agreement, and the transactions contemplated herein and therein, as well as the results of Empire’s Due Diligence; provided however, that each of such Prospective Partners shall be advised of the confidential nature of this Agreement, the Purchase Agreement, or the Unit Purchase Agreement, as well as the results of Empire’s Due Diligence, as the case may be.

          (c)      Each of the parties to this Agreement acknowledges that it has knowledge of certain Confidential Information (defined below) pertaining to the Assets and that such Confidential Information is confidential and proprietary to the Seller Parties and the Water Companies and constitutes valuable trade secrets of Seller Parties and the Water Companies, which affect, among other things, the successful conduct, furtherance and protection of the Business and its goodwill. Each party, subject to paragraph (b) above, acknowledges that the unauthorized use or disclosure of Confidential Information is likely to be highly prejudicial to the interests of the other party. The Seller Parties agree that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Empire, and constitutes a substantial part of the value to Empire of the Business.

          (d)      Each party further acknowledges that the other party would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than such party or any of its affiliates. Accordingly, subject to clause (b) above, each party covenants and agrees that they or it shall not, directly or indirectly, and shall use their best efforts to ensure that any agents, representatives, affiliates and any other persons acting on such party’s behalf (such parties and such parties’ agents, counsel, accountants, tax

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preparers, representatives, affiliates and other persons being collectively referred to as the “Restricted Persons”) do not, without the prior written consent of the other party, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectible. The parties further acknowledge that limited disclosure of this Agreement may be made to the Jurupa Unified School District (the “District”), but only to the extent necessary to inform the District’s consent to an assignment of the certain Water Supply, Sale, and Purchase Agreement from IHWCC to the Assignee.

          (e)      For purposes of this Agreement, the term “Confidential Information” shall mean: (i) information or material relating to the Business or Assets that is not generally available to or used by others and that could have commercial value or other utility in the Business in which the Seller Parties, the Water Companies and their affiliates or clients are engaged, including but not limited to, as the following may relate to the Business: know-how, data, data files, computer software, marketing plans, business plans, technical information, marketing information, trade secrets, statistical data, payroll and financial information, names of any clients, lead lists, names of vendors and suppliers, names of any former or current employees used in the operation of the Business, production costs, and other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Seller Parties, the Water Companies, or Empire, as the case may be, or their respective representatives or affiliates, which contain or otherwise reflect or are generated from such information; and (ii) this Agreement, all Transaction Documents, and all schedules and exhibits thereto, the terms and conditions of the foregoing, the terms and conditions of any terms sheets related to the foregoing, and all communication between the parties or their representatives, whether oral, written or through any other medium, related to the foregoing.

          (f)      The Seller Parties agree and acknowledge that the Seller Parties’ Confidential Information shall become the property of Empire as of the First Closing, and therefore the foregoing restrictions contained in this Section 3.1 shall lapse with respect to BWRI and Empire as of the date of the First Closing.

     3.2      Standstill. From the date of this Agreement until the Closing Date, none of the Seller Parties will, directly or indirectly, nor will such party authorize or direct any of its agents, representatives, affiliates and any other persons acting on such party’s behalf to: (i) acquire, agree to acquire, make any proposal to acquire, cause to be acquired, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) to do any of the foregoing, Beneficial Ownership (defined below) of securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of Basin (“Basin Shares”) or Empire (“Empire Shares”); (ii) sell, transfer, assign, offer, pledge, contract to sell, transfer or assign, sell any option or contract to purchase, purchase any option or contract to sell, transfer or assign, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of, directly or indirectly, any Beneficial Ownership of Basin Shares or Empire Shares now held by such party; (iii) publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing; or (iv) take any actions which would be

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inconsistent with the purpose and intent of this Section 3.2. For purposes of this Agreement, “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     3.3      Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Seller Parties or	Mr. Henry C. Cox, II,
the Water Companies:	John L. West
Indian Hills Water Conservation Corporation
8175 Liminite Dr.
Riverside, CA
Telephone: (951) 360-2070
Facsimile: (951) 360-____

With a required copy to:	Lobb Cliff & Lester, LLP
1325 Spruce Street
Suite 300
Riverside, California 92507
Telephone: (951) 788-9410
Facsimile: (951) 788-0766
Attn: Paul Cliff, Esq.

If to BWRI:	Peter Jensen
Larry Rowe
Basin Water Resources, Inc.
8731 Prestige Court
Rancho Cucamonga, CA 91730
Telephone: (909) 481-6800
Facsimile: (909) 481-6801

With a required copy to:	Weston Benshoof Rochefort
Rubalcava MacCuish LLP
333 South Hope Street, Sixteenth Floor
Los Angeles, California 90071
Telephone: (213) 576-1000
Facsimile: (213) 576-1100
Attn: Thomas Wingard, Esq.

If to Empire:	Empire Water Corporation
500-666 Burrard Street

Assignment and Amendment Agreement
Page 12 of 16 (including exhibits)

Vancouver, BC V6C 3P6
Telephone: (604) 897-4263
Facsimile:
Attn:

With a required copy to:	Conrad C. Lysiak
601 West First Avenue
Suite 903
Spokane, WA 99201
Telephone: (509) 624-1475
Facsimile:

     3.4      Dates of Notices and Actions. All notices required to be given hereunder shall be effective as of the date of delivery. If the date of any notice required to be given hereunder or action required to be taken hereunder falls on a weekend or holiday, such notice or action may be delivered or taken at any time through the next occurring business day.

     3.5      Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the United States District Court for the Central District of California in Los Angeles, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     3.6      Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     3.7      Entire Agreement. All prior agreements, representations and understandings between the parties are incorporated in this Agreement and, together with the Purchase Agreement, constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein. This Agreement supersedes the letter agreement, dated as of November 12, 2007, by and among BWRI and the Seller Parties, and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings,

Assignment and Amendment Agreement
Page 13 of 16 (including exhibits)

whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

     3.8       Schedules and Exhibits. The schedules and exhibits attached hereto are hereby incorporated by reference into this Agreement in their entirety. The disclosures in the schedules and exhibits must relate only to the section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules or the exhibits (other than an exception expressly set forth as such in the schedules and exhibits with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

     3.9       Assignment, No Third-Party Rights. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the others, which consent will not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and permitted assigns.

     3.10      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     3.11      Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     3.12      Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses and reasonable attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (i) the proceeding (whether or not the proceeding proceeds to judgment) and (ii) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney’s fees.

Assignment and Amendment Agreement
Page 14 of 16 (including exhibits)

     3.13      Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

     3.14      Further Assurances; Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary, appropriate or desirable to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby, including but not limited to, within ten (10) days after written request by any party, a certificate stating, to the party's knowledge, that: (a) this Agreement is in full force and effect; and (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate.

     3.15      Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each party represents and warrants that the person signing this Agreement on its behalf is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

[SIGNATURE PAGE FOLLOWS]

Assignment and Amendment Agreement
Page 15 of 16 (including exhibits)

     IN WITNESS WHEREOF, the undersigned have executed this Assignment and Amendment Agreement as of the date first set forth above.

BWRI:	BASIN WATER RESOURCES, INC.
a Delaware corporation

By: PETER JENSEN
Name: Peter Jensen
Its: CEO

EMPIRE:	EMPIRE WATER CORPORATION
a Nevada corporation

By: ALFRED NUTT
Name: Alfred Nutt
Its:

WEST RIVERSIDE:	WEST RIVERSIDE CANAL COMPANY
a California corporation

By: ____________________________________
Name: Henry C. Cox, II
Its: President

350IWC:	WEST RIVERSIDE 350 INCH WATER COMPANY
a California corporation

By: ____________________________________
Name: Henry C. Cox
Its: President

COX:	By: ____________________________________
Henry C. Cox, II

WEST:	By: ____________________________________
John L. West

[SIGNATURE PAGE TO ASSIGNMENT AND AMENDMENT AGREEMENT]

Assignment and Amendment Agreement
Page 16 of 16 (including exhibits)

Schedule 1. 3

     Each of the lettered paragraphs below correspond to the lettered paragraphs in Section 2.1 of the Stock and Asset Purchase Agreement, dated May 2007 (“Original Agreement”):

     (a)      Organization. The Water Companies are not aware if any meetings of their shareholders or boards of directors were held prior to June 25, 2007. The Water Companies are not certain as to the identities of all shareholders and have relied upon public notice to inform unknown shareholders of the shareholder meetings held by both of the Water Companies n June 25, 2007.

     (b)      Capital Structure. Pursuant to the Asset Purchase Election made by Purchaser and Section 1.1(o) of the Original Agreement, the representations and warranties set forth in Sections 2.1(b)(ii) through 2.1(b)(v) are eliminated from the Original Agreement.

     (d)      Assets are subject to liens for current secured personal and real property taxes not yet due and payable.

     (e)      Real and Tangible Property.

          (i)      Seller Parties are not in possession of a current survey of the Real Property, and the Real Property may be subject to one or more encroachments, claims for prescriptive easement, or claims for adverse possession. Further, First American Title Insurance Company had declined to issue a preliminary title report or title insurance policy covering the Real Property.

          (ii)      For a period in excess of five (5) years, Seller Parties have not used a number of the water wells historically used by Seller Parties.

          (iii)      Water wells and other equipment that have not been used by Seller Parties in the past five (5) years may need substantial physical rehabilitation and refurbishment before use can be made of them to pump quantities of water consistent with historical usages of Seller Parties.

     (o)      Tax Matters.

          (ii)      Payment of Taxes. The Necessary Equipment and other improvements erected on the Canal have not been assessed for real and personal property tax purposes. Additionally, the real property Assets of West Riverside have not been assessed by the California State Board of Equalization as may be mandated under applicable law, which such assessments are not subject to Article 13A of the California Constitution (Proposition 13).